Exhibit 10.4
COMPENSATION REIMBURSEMENT AGREEMENT
     This Compensation Reimbursement Agreement (this “Agreement”) is made as of the 31st day of October, 2005, but is effective as of the Transaction Closing Date (as defined hereinbelow) by and between Sabine Production Operating, LLC, a Texas limited liability company (“Sabine”), and Cano Petroleum, Inc., a Delaware corporation (“Cano”).
RECITALS
     WHEREAS, Cano and Sabine Production Partners, LP (the “Company”) are parties to that certain Omnibus Agreement entered into as of October 31, 2005, but effective as of the Transaction Closing Date (the “Omnibus Agreement”) which contemplates the parties entering into this Agreement. “Transaction Closing Date” means the date on which the Company completes the acquisition of assets of Sabine Royalty Trust as described in the Company’s Registration Statement No. 333-1273203 on Form S-4 filed with the Securities and Exchange Commission;
     WHEREAS, S. Jeffrey Johnson (“Johnson”) and Thomas D. Cochrane (“Cochrane”) (Johnson and Cochrane may hereinafter be referred to herein collectively as “Employees” and individually as an “Employee”) are officers and employees of Cano under the terms of their respective employment agreements with Cano (as such employment agreements may be amended, modified or replaced, the “Cano Employment Agreements”);
     WHEREAS, upon the request of and with the consent and approval of the Board of Directors of Cano, Johnson and Cochrane have agreed to become a member of the Office of Chief Executive and Vice President, Engineering, respectively, of Sabine;
     WHEREAS, Employees, Sabine and Cano anticipate that Employees will devote a portion of their time and effort in the performance of their obligations to Sabine;
     WHEREAS, to induce Cano to allow Employees to devote such time and effort to Sabine, Sabine has offered to reimburse Cano, up to a maximum annualized amount of $85,000 for the services of Cochrane and $110,000 for the services of Johnson, for a portion of the salary that Cano extends to such Employees pursuant to the Cano Employment Agreements (the “Cano Employee Compensation”); and
     WHEREAS, the parties wish to memorialize their agreement with respect to Sabine’s reimbursement to Cano of the Cano Employee Compensation.
     NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Sabine and Cano hereby agree as follows:
     1. (a) Subject to the limitations established in Paragraph 1(b) and the exception established in Paragraph 1(c) , by the tenth business day of each month during the term of this Agreement, Sabine will reimburse Cano for the Sabine Portion of the Cano Employee

Compensation for each Employee applicable to the immediately preceding month. The “Sabine Portion” shall mean:
(i) with respect to Johnson, an amount calculated by multiplying (x) $9,167.00 (being one-twelveth of $110,000), times (y) a fraction, the numerator of which is the number of hours devoted by Johnson during such immediately preceding month on business of Sabine and the denominator of which is the amount calculated by dividing (I) the aggregate number of hours devoted by the members of the Office of Chief Executive of Sabine other than Johnson during such immediately-preceding month on the business of Sabine by (II) the number of members of the Office of Chief Executive minus one; and
(ii) with respect to Cochrane, an amount calculated by multiplying (x) Seventy and No/Dollars ($70.00) (which the parties hereto agree to use as representing the hourly value of his services based upon his Cano Employee Compensation as of the date of this Agreement), times (y) the number of hours devoted by Cochrane during such immediately-preceding month on the business of Sabine.
     (b) The aggregate amounts which Sabine shall be required to reimburse to Cano during any consecutive twelve-month period shall not exceed $85,000 for the services of Cochrane and $110,000 for the services of Johnson.
     (c) Sabine shall not be obligated to reimburse Cano for any amount for such Employees for which Cano is reimbursed by the Company pursuant to the Omnibus Agreement.
     2. This Agreement shall continue in full force and effect as to a particular Employee until the earliest of (a) the date two years from the Transaction Closing Date, (b) the date that Employee’s employment by Cano terminates for any reason, (c) the date that Employee ceases to be an officer of Sabine, and (d) December 31, 2006 in the event the Transaction Closing Date has not occurred. Additionally, this Agreement shall terminate upon the termination of this Agreement as to both Employees pursuant to the immediately preceding sentence. Upon any such termination, Sabine shall pay to Cano any accrued but unpaid Sabine Portion of the Cano Employee Compensation through the date of termination. Sabine and Cano expressly acknowledge and agree that the Cano Employee Compensation does not, and shall not be deemed to, include any severance or other similar payments that may be due to an Employee upon his termination as a Cano employee.
     3. This Agreement represents the entire agreement and understanding of Sabine and Cano with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect thereto.
     4. This Agreement may be amended only by a writing executed by both Cano and Sabine.
     5. This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

     6. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to any conflicts of laws provisions which would apply the law of another jurisdiction.
     7. This Agreement may not be assigned in whole or in part without the written consent of the non-assigning party, which consent may be withheld for any reason. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     8. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby. No failure or delay by any party in exercising any right hereunder will operate as a waiver thereof.
     IN WITNESS WHEREOF, the parties have entered into this Compensation Reimbursement Agreement as of the date first above written, but effective as set forth above.

SABINE PRODUCTION OPERATING, LLC

	By:	/s/ GERALD W. HADDOCK

Gerald W. Haddock, Chairman

CANO PETROLEUM, INC.

By:	/s/ S. JEFFREY JOHNSON

Title:	Chairman and CEO